Exhibit 4.11

MODULAR MEDICAL, INC.

AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Modular Medical, Inc. (the “Company”) hereby grants to the undersigned Participant, the following Restricted Stock Units (the “Restricted Stock Units,” the “RSUs” or the “Award”) representing shares of the Company’s Common Stock set forth below. The Award is subject to all of the terms and conditions as set forth in this Notice of Restricted Stock Unit Award, in the Restricted Stock Unit Agreement and in the Company’s 2017 Equity Incentive Plan (as may be amended and restated from time to time, the “Plan”). Capitalized terms not explicitly defined herein but defined in the Plan or the Restricted Stock Unit Agreement will have the same definitions as in the Plan or the Restricted Stock Unit Agreement.

Name of Participant:

Date of Grant:

Vesting Commencement Date:

Total Number of Shares Subject to Restricted Stock Units:

Vesting Schedule:

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that this Award is granted under and governed by the term and conditions of the Plan and the Restricted Stock Unit Agreement (the “Agreement”), both of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

PARTICIPANT	MODULAR MEDICAL, INC.

Participant’s Signature	By:

Participant’s Printed Name	Title:

MODULAR MEDICAL, INC.

AMENDED & RESTATED 2017 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

The Plan and Other Agreements

The RSUs that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Restricted Stock Unit Agreement (the “Agreement”) will have the meanings ascribed to them in the Plan.

The attached Notice of Restricted Stock Unit Award (the “Notice”), this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment for RSUs	No cash payment is required for the RSUs you receive. You are receiving the RSUs in consideration for Continuous Services rendered by you.

Vesting	The RSUs that you are receiving will vest in installments, as shown in the Notice of RSU Award. No additional RSUs vest after your Continuous Service as an Employee or a Consultant has terminated for any reason.

Forfeiture	If your Continuous Service terminates for any reason, then this Award expires immediately as to the number of RSUs that have not vested before the termination date and do not vest as a result of termination. This means that the unvested RSUs will immediately be cancelled. You receive no payment for RSUs that are forfeited. The Company determines when your Continuous Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence	If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of RSUs	Your RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your RSUs carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

RSUs Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs. For instance, you may not use your RSUs as security for a loan. If you attempt to do any of these things, your RSUs will immediately become invalid.

Settlement of RSUs

Each of your vested RSUs will be settled when it vests; provided, however, that settlement of each RSU will be deferred to the first permissible trading day for the Shares, if later than the applicable vesting date, but in no event later than two and one-half (2-1/2) months following the calendar year in which the applicable vesting date occurs.

For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements: (1) the exchange on which the Shares are traded is open for trading on that day; (2) you are permitted to sell Shares on that day without incurring liability under Section 16(b) of the Exchange Act; (3) either (a) you are not in possession of material non-public information that would make it illegal for you to sell Shares on that day under Rule 10b-5 under the Exchange Act or (b) Rule 10b5-1 under the Exchange Act would apply to the sale; (4) you are permitted to sell Shares on that day under such written insider trading policy as may have been adopted by the Company; and (5) you are not prohibited from selling Shares on that day by a written agreement between you and the Company or a third party.

At the time of settlement, you will receive one Share for each vested RSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the award, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.

Prior to the settlement of the RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when the RSUs are settled, provided that the Company only withholds Shares having a Fair Market Value equal to the amount necessary to satisfy the maximum legally required tax withholding, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of the Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares will be forfeited if you do not comply with such obligations on or before the date that is two and one-half (2-1/2) months following the calendar year in which the applicable vesting date for the RSUs occurs.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Continuous Service continues and for such period of time after the termination of your Continuous Service as the Company may specify.

No Retention Rights	Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Continuous Service at any time, with or without cause.

Adjustments	The number of RSUs covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted stock units or securities to which you are entitled by reason of this Award.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Section 409A of the Code	To the extent this Agreement is subject to, and not exempt from, Section 409A of the Code, this Agreement is intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.

Representations	In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time any portion of this Award is received, you will, if required by the Company, concurrently with the receipt of any portion of this Award, deliver to the Company your Investment Representation Statement in the form attached hereto as Exhibit A.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware as to matters within the scope thereof, and as to all other matters, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of any state.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this grant is made and/or to be performed.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company has reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to awards and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-Continuous Service payments, bonuses, long-Continuous Service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Continuous Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, , and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:

COMPANY	:	MODULAR MEDICAL, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:	___ SHARES

DATE	:

In connection with the receipt of the above-listed Shares, the undersigned Participant represents to the Company the following:

(a) Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Participant is acquiring these Shares for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Participant acknowledges and understands that the Shares constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein. In this connection, Participant understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Participant’s representation was predicated solely upon a present intention to hold these Shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Shares, or for a period of one (1) year or any other fixed period in the future. Participant further understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Participant further acknowledges and understands that the Company is under no obligation to register the Shares. Participant understands that the certificate evidencing the Shares shall be imprinted with any legend required under applicable state securities laws.

(c) Participant is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Award to Participant, the exercise shall be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Shares exempt under Rule 701 may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including in the case of affiliates (1) the availability of certain public information about the Company, (2) the amount of Shares being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Award, then the Shares may be resold in certain limited circumstances subject to the provisions of Rule 144, which may require (i) the availability of current public information about the Company; (ii) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Shares; and (iii) in the case of the sale of Shares by an affiliate, the satisfaction of the conditions set forth in sections (2), (3) and (4) of the paragraph immediately above.

(d) Participant further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Participant understands that no assurances can be given that any such other registration exemption shall be available in such event.

PARTICIPANT:

Date: